October 28, 2022

Dear Stockholder:

MacKenzie Realty Capital, Inc. is pleased to announce that after resuming our regular quarterly dividend last year, we are increasing the dividend again, to a rate of $0.105 per common share, our seventh consecutive quarterly increase in the dividend.  We believe the dividend will be supported by gains realized during 2022.  The dividend is payable to common shareholders of record as of September 30, 2022.

We are excited about our recent acquisitions, particularly of The Wiseman Company and the portfolio of properties it controls.  We recently closed on the acquisition of 1300 Main, a Class A office property in Napa, CA, our second from this portfolio, and we are diligently working on our next acquisition.

We appreciate your investment in MRC.  We are excited about the interest we have received in MRC from investors and the investment opportunities we have encountered.  We believe your confidence in us will be rewarded.

Sincerely,
MacKenzie Realty Capital, Inc.

Robert E. Dixon, President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believe,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” “rewarded,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.  This letter does not constitute an offer to purchase or sell Mackenzie securities. No money or consideration is being solicited by the information in this letter or any other communication and, if sent, money will not be accepted and will be promptly returned. A potential investor’s indication of interest does not create a commitment to purchase the securities we are offering. A copy of the Offering Circular may be obtained on the SEC’s website: www.sec.gov/Archives/edgar/data/1550913/000155091321000062/mrcofferingcircular11.2.21.htm.